SUB-ITEM 77E:  LEGAL PROCEEDINGS

Since October 2003, Federated and related entities (collectively, "Federated"), and various Federated funds
("Funds"), have been named as defendants in several class action lawsuits now pending in the United States
District Court for the District of Maryland.
The lawsuits were purportedly filed on
behalf of people who
purchased, owned and/or redeemed shares of Federated-sponsored mutual funds during specified periods beginning November 1, 1998. The suits are generally similar in alleging that
Federated engaged in illegal
and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders.
These lawsuits began to be
filed shortly after Federated's first
public announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the New York State Attorney
General ("NYAG"), and other authorities.
In that regard, on November 28, 2005,
Federated announced that
it had reached final settlements with the SEC and the NYAG with respect to those matters.
Specifically, the
SEC and NYAG settled proceedings against three
Federated subsidiaries involving
undisclosed market
timing arrangements and late trading.
The SEC made findings: that Federated
Investment Management
Company ("FIMC"), an SEC-registered
investment adviser to various Funds,
and Federated Securities
Corp., an SEC-registered broker-dealer
and distributor for the Funds,
violated provisions of the Investment
Advisers Act and Investment Company Act
by approving, but not disclosing,
three market timing
arrangements, or the associated conflict of interest between FIMC and the funds involved in the arrangements, either to other fund shareholders or to the funds' board; and that Federated Shareholder
Services Company, formerly an SEC-registered transfer agent, failed to prevent a customer and a Federated employee from late trading in violation of provisions of the Investment Company Act.
The NYAG found
that such conduct violated provisions of New York State law. Federated entered into the settlements without admitting or denying the regulators' findings. As Federated previously reported in 2004, it has already paid approximately $8.0 million to certain funds as determined by an independent consultant. As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless (i) at least 75% of the fund's directors are independent of Federated, (ii) the chairman of each such fund is independent of Federated, (iii) no action may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved.
The settlements are described in
Federated's announcement which, along
with previous press releases and
related communications on those matters, is available in the "About Us" section of Federated's website at
FederatedInvestors.com.
Federated and various Funds have also
been named as defendants in several
additional lawsuits, the
majority of which are now pending in the United States District Court for the
Western District of
Pennsylvania, alleging, among other things, excessive advisory and Rule 12b-1 fees.
The board of the Funds has retained the
law firm of Dickstein Shapiro LLP to
represent the Funds in these
lawsuits. Federated and the Funds, and
their respective counsel, are reviewing
the allegations and intend to
defend this litigation. Additional
lawsuits based upon similar allegations
may be filed in the future. The
potential impact of these lawsuits,
all of which seek unquantified damages,
attorneys' fees, and expenses,
and future potential similar suits is
uncertain. Although we do not believe
that these lawsuits will have a
material adverse effect on the Funds,
there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.